Exhibit 10.1

SPECIAL RETENTION AWARD AGREEMENT

[•] __, 2024

[Name]

Dear [Name]:

As you may know, Catalent, Inc. (together with its successors, the “Company”) has entered into the Agreement and Plan of Merger, dated as of February 5, 2024 (the “Merger Agreement”), by and among the Company, Creek Parent, Inc. (“Parent”), and Creek Merger Sub, Inc. (“Merger Sub”). The Merger Agreement contemplates the merger of Merger Sub with and into Company with Company surviving the merger (the “Merger”) as a wholly-owned subsidiary of Parent. Following the closing of the Merger (the “Closing”), references to the Company and its affiliates set forth in this letter agreement shall include Parent and its affiliates. If the Merger Agreement is terminated prior to the Closing, you will no longer be eligible to receive the Retention Award and this letter agreement will terminate and have no further force and effect.

We consider you an integral member of the organization working toward the Closing and beyond, and ensuring business continuity through and after the Closing. Accordingly, subject to the occurrence of the Closing, you will be eligible to receive a cash retention award in the amount of $[_______] (the “Retention Award”) for your continued services through the date set forth in Section 1 below and on the following terms and conditions.

The Company and you each agree as follows:

1.

Retention Award. Except as provided in Section 2 below, you will be eligible to receive 50% of the Retention Award on the Closing and 50% of the Retention Award on the first anniversary of the Closing (each, a “Vesting Date”), subject to you being continuously employed by the Company or its affiliates through the applicable Vesting Date and subject to your compliance with the material terms of any agreement with the Company or its affiliates, including any non-competition, non-solicitation or confidentiality provision. The vested portion of the Retention Award will be paid as soon as reasonably practicable following each applicable Vesting Date, but no later than thirty (30) days following the applicable Vesting Date, subject to any and all applicable federal, state, local, foreign and/or other withholding taxes and all other authorized payroll deductions.

2.

Termination of Employment; Forfeiture. Subject to the following sentence, you will no longer be eligible for the Retention Award if your employment is terminated for any reason by you or the Company or its affiliates prior to the Vesting Date or if you do not comply with the material terms of any agreement with the Company or its affiliates, including any non-competition, non-solicitation or confidentiality provision. Notwithstanding the foregoing, subject to your execution and non-revocation of a release of claims in a form acceptable to the Company and its affiliates and your compliance with the material terms of any agreement with the Company or its affiliates, including any non-competition, non-solicitation or confidentiality provision, if your employment is terminated by the Company without “Cause” (as defined in the Company’s 2018 Omnibus Incentive Plan) prior to a Vesting Date, or you resign with “Good Reason” (as defined, if applicable, in your severance or employment agreement) prior to a Vesting Date, the Retention Award will vest in full. Subject to the conditions set forth in this Section 2, the vested portion(s) of the Retention Award will be paid to you within sixty (60) days of your termination of employment by the Company without Cause or your resignation with Good Reason, subject to any and all applicable federal, state, local, foreign and/or other withholding taxes and all other authorized payroll deductions.

3.

Clawback. In the event you do not comply with the material terms of any agreement with the Company or its affiliates, including any non-competition, non-solicitation or confidentiality provision, you must repay to the Company any amounts previously paid in respect of the Retention Award within thirty (30) days following the date you receive notice of such noncompliance.

4.

No Effect on Severance and Other Benefits. This letter agreement will not affect your eligibility or entitlement to receive any benefits payable to you under any severance, change of control or similar plan, policy or agreement with the Company and its affiliates.

5.

Other Rights and Agreements. This letter agreement does not create any employment rights not specifically set forth herein with respect to you. Your employment remains at-will and can be terminated by the Company or any of its affiliates at any time and for any reason, with or without Cause. This letter agreement contains the entire understanding of the Company and you with respect to the subject matter hereof.

6.

Confidentiality. You agree that the matters described in this letter agreement are highly confidential. Accordingly, you agree and covenant that, except as required by applicable law, you will not disclose, reveal, publish, disseminate, or discuss, directly or indirectly, to or with any other person or entity the terms of this letter agreement other than your immediate family, lawyer and tax advisor, and agree and acknowledge that any such disclosure, revelation, publication, dissemination or discussion shall result in the immediate forfeiture of the entire Retention Award.

7.	Amendment. This letter agreement may be amended or revised only by written agreement signed by an authorized officer of the Company and you.

8.

Binding Effect. This letter agreement shall be binding on you and your executor, administrator and heirs, but may not be assigned by you. This letter agreement may be transferred or assigned by the Company and shall be binding on the transferee or assignee. This letter agreement shall automatically be transferred or assigned to and be binding upon any successor in interest to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

9.

Section 409A. The parties intend for the payments and benefits under this letter agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and intend that this letter agreement shall be construed and administered in accordance with such intention. In addition, in no event shall the timing of the execution (and non-revocation) of the release of claims described in Section 2 of this letter agreement, directly or indirectly, result in you designating the calendar year of payment, and if a payment that is subject to your execution (and non-revocation) of the release of claims could be made in more than one taxable year, payment shall be made in the later taxable year.

10.

Counterparts. This letter agreement may be (a) executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement, and (b) executed and delivered by facsimile or other electronic transmission with the same effect as if a manually signed original were personally delivered.

11.	Applicable Law. This letter agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

[signature page follows]

Accordingly, the parties have executed this letter agreement as of the date first above written.

CATALENT INC.

By:
Name:
Title:

Agreed and Accepted:

[Name]

[Signature Page – Special Retention]